Exhibit 2.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF FLORIDA

www.flsb.uscourts.gov

In re:	Chapter 11

FLORIDA GAMING CENTERS, INC., et al.	Case No. 13-29597-BKC-RAM

Debtors.	Jointly Administered
___________________________/

SECOND AMENDED JOINT CHAPTER 11 PLAN OF LIQUIDATION OF
FLORIDA GAMING CENTERS, INC. AND FLORIDA GAMING
CORPORATION

Dated: June 16, 2014

SALAZAR JACKSON, LLP

Luis Salazar, Esq.

Linda Worton Jackson, Esq.
Jesse R. Cloyd, Esq.
Two South Biscayne Blvd.

Suite 3760

Miami, FL 33131

Tel: (305) 374-4848

Fax: (305) 397-1021

Attorneys for the Debtors and Debtors-in-Possession

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Table of Contents

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Table of Contents

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INTRODUCTION

Florida Gaming Centers, Inc. (“Centers”) and Florida Gaming Corporation (“Holdings”), as the debtors and debtors in possession in the above-captioned chapter 11 cases (collectively, the “Debtors”), propose this Second Amended Joint Chapter 11 Plan of Liquidation of Florida Gaming Centers, Inc. and Florida Gaming Corporation (including all addenda, exhibits, schedules, and other attachments hereto, as any of the same may be amended from time to time, all of which are incorporated herein by reference, the “Plan”) pursuant to the provisions of Chapter 11 of the Bankruptcy Code (as defined herein).

The Debtors urge all Holders of Claims against and Interests in the Debtors to read the Plan and the Disclosure Statement (as defined herein) in their entirety. To the extent, if any, that the Disclosure Statement is inconsistent with the Plan, the Plan will govern. No solicitation materials other than the Disclosure Statement and any schedules and exhibits attached thereto or referenced therein, or otherwise enclosed with the Disclosure Statement served by the Debtors on interested parties, have been authorized by the Debtors or the Bankruptcy Court (as defined herein) for use in soliciting acceptances of the Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Federal Bankruptcy Rule 3019, the Debtors expressly reserve the right to alter, amend, modify, revoke, or withdraw this Plan prior to its substantial consummation (after consultation with the Creditors’ Committee and ABC (each as defined below)).

IN THE OPINION OF THE DEBTORS, THE TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN CONTEMPLATES A GREATER RECOVERY THAN THAT WHICH IS LIKELY TO BE ACHIEVED UNDER OTHER ALTERNATIVES FOR THE REORGANIZATION OR LIQUIDATION OF THE DEBTORS. ACCORDINGLY, THE DEBTORS BELIEVE THAT CONFIRMATION OF THE PLAN IS IN THE BEST INTERESTS OF CREDITORS AND HOLDERS OF EQUITY INTERESTS, AND THE DEBTORS RECOMMEND THAT CREDITORS AND HOLDERS OF EQUITY INTERESTS VOTE TO ACCEPT THE PLAN.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, UNLESS OTHERWISE STATED, ALL STATEMENTS IN THE PLAN AND IN THE ACCOMPANYING DISCLOSURE STATEMENT CONCERNING THE HISTORY OF THE DEBTORS’ BUSINESS, THE PAST OR PRESENT FINANCIAL CONDITION OF THE DEBTORS, THE TRANSACTIONS TO WHICH THE DEBTORS WERE PARTY, OR THE EFFECT OF CONFIRMATION OF THE PLAN ON HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS ARE ATTRIBUTABLE EXCLUSIVELY TO THE DEBTORS AND NOT TO ANY OTHER PARTY, INCLUDING PROFESSIONALS ENGAGED BY THE DEBTORS OR THE CREDITORS’ COMMITTEE.

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1

ARTICLE 1

DEFINITIONS, INTERPRETATION AND RULES OF CONSTRUCTION

1.1           Scope of Definitions. For the purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article 1 of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules, respectively. Whenever the context requires, capitalized terms shall include the plural as well as the singular number, the masculine gender shall include the feminine, and the feminine gender shall include the masculine.

1.2           Definitions. In addition to such other terms as are defined in other Sections of the Plan, the following terms (which appear in the Plan as capitalized terms) used herein shall have the respective defined below.

1.2.1 ABC means ABC Funding, LLC, in its capacity as administrative agent under the Prepetition Credit Agreement.

1.2.2 Administrative Claim means any right to payment for any cost or expense of administration of these Chapter 11 Cases asserted or arising under sections 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code, including, any (i) actual and necessary cost or expense of preserving the Debtors’ Estates or operating the Debtors’ business arising on or after the Petition Date, (ii) payment to be made under this Plan to cure a default on an executory contract or unexpired lease that is assumed pursuant to section 365 of the Bankruptcy Code, (iii) cost, indebtedness or contractual obligation duly and validly incurred or assumed by the Debtors in the ordinary course of business arising on or after the Petition Date, (iv) Professional Fee Claims, (v) Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under section 546(2)(A) of the Bankruptcy Code, and (vi) fees or charges assessed against the Debtors’ Estates under section 1930 of title 28 of the United States Code.

1.2.3 Administrative Claim Remainders means the Professional Fee Claim Remainder and the Other Administrative Claim Remainder.

1.2.4 Administrative Claims Bar Date means June 23, 2014, which is the date set by the Bankruptcy Court as the last day for filing all requests for payment of Administrative Claims.

1.2.5 Affiliate shall have the meaning as set forth in section 101(2) of the Bankruptcy Code.

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1.2.6 Allowed Claim or Allowed Interest means a Claim against or Interest in a Debtor or any portion thereof (a) that has been allowed by a Final Order, or (b) as to which (i) no Proof of Claim or Proof of Interest has been filed with the Bankruptcy Court and (ii) the liquidated and noncontingent amount of which is Scheduled, other than a Claim that is Scheduled at zero, in an unknown amount, or as disputed, or (c) for which a Proof of Claim in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, any Final Order of the Bankruptcy Court, or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed on or before the last date set by the Bankruptcy Court to file such objections, or (ii) any objection to its allowance has been settled or withdrawn, or has been denied by a Final Order, or (d) that is expressly allowed in a liquidated amount in the Plan.

1.2.7 Asset Purchase Agreement means the Asset Purchase Agreement by and between Fronton Holdings, LLC or its assignee(s) and Florida Gaming Centers, Inc. and Florida Gaming Corporation, dated as of March 28, 2014.

1.2.8 Assets means any and all property of the Estates as defined under and included in Section 541(a) of the Bankruptcy Code, including without limitation, all legal or equitable prepetition and postpetition interests of the Debtors in any and all real or personal property of any nature, including any real estate, buildings, structures, improvements, privileges, rights, casements, leases, subleases, licenses, goods, materials, supplies, furniture, fixtures, equipment, work in process, accounts, chattel paper, tax refunds, cash, deposit accounts, reserves, deposits, equity interests, contractual rights, intellectual property rights, claims, causes of actions, assumed executory contracts and unexpired leases, other general intangibles, and the proceeds, products, offspring, rents or profits thereof.

1.2.9 Bankruptcy Code means title 11 of the United States Code, as in effect on the Petition Date and as thereafter amended, as applicable in these Chapter 11 Cases.

1.2.10 Bankruptcy Court means the United States Bankruptcy Court for the Southern District of Florida (Miami Division) having jurisdiction over these Chapter 11 Cases and, to the extent of any withdrawal of the reference under section 157 of title 28 of the United States Code, the United States District Court for the Southern District of Florida.

1.2.11 Bankruptcy Rules means (a) the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended and promulgated under section 2075 of title 28 of the United States Code, (b) the Federal Rules of Civil Procedure, as amended and promulgated under section 2072 of title 28 of the United States Code, (c) the Local Rules of the United States Bankruptcy Court for the Southern District of Florida and the guidelines and requirements of the Office of the United States Trustee, and (d) any standing orders governing practice and procedure issued by the Bankruptcy Court, each as in effect on the Petition Date, together with all amendments and modifications thereto to the extent applicable to these Chapter 11 Cases or proceedings herein, as the case may be.

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1.2.12 Bar Date means January 2, 2014 which was established by the Bankruptcy Court as the deadline for filing and serving all Proofs of Claim (other than with respect to Governmental Unit Claims) against [and Proofs of Interest in] the Debtors in these Chapter 11 Cases.

1.2.13 Bar Date for Governmental Unit Claims means February 18, 2014, which was established by the Bankruptcy Court as the deadline for Governmental Units to file and serve all Proofs of Claim against the Debtors in these Chapter 11 Cases, including, without limitation, Claims for Taxes.

1.2.14 Business Day means any day other than a Saturday, Sunday or a Legal Holiday (as such term is defined in Federal Bankruptcy Rule 9006(a)).

1.2.15 Cash means legal tender accepted in the United States of America for the payment of public and private debts, currently denominated in United States Dollars.

1.2.16 Causes of Action means any and all claims, choses in action, causes of action suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payments and claims, whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether assertable directly or derivatively, in law, equity or otherwise, which are owned or held by, or have accrued to, any of the Debtors, whether arising before or after the Petition Date, including, without limitation, those which are: (i) property of the Estates under and pursuant to Section 541 of the Bankruptcy Code; (ii) for subrogation, contribution, set off and recoupment; (iii) for turnover; (iv) for avoidable transfers and preferences under and pursuant to Sections 542 through 550 and 553 of the Bankruptcy Code and applicable state law; (v) to determine the extent, validity and priority of liens and encumbrances; (vi) for surcharge under Section 506(c) of the Bankruptcy Code; (vii) for subordination under Section 510 of the Bankruptcy Code; (viii) related to federal or state securities laws; (ix) direct or derivative claims or causes of action of any type or kind; (x) for professional malpractice against professionals employed by the Debtors; (xi) under and pursuant to any policies of insurance maintained by the Debtors; (xii) direct or derivative claims or causes of action of any type or kind, including the Derivative Litigation Claims and the Silverberg Derivative Litigation, as defined herein; (xiii) against Jefferies, LLC in connection with its valuation services and reports provided in connection with the Warrant Agreement, valuing Miami Jai Alai at a range of $170 million to $190 million, for a midpoint valuation of $180 million; (xiv) against any and all current and/or former officers and directors of the Debtors, and any of their affiliates, insiders, successors, and subsequent transferees, for, among other things, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, negligence, misrepresentation, corporate waste, deepening insolvency or breach of contract, regardless of whether or not such Causes of Action are specifically enumerated herein, in the Disclosure Statement, or elsewhere; (xv) under and pursuant to any policies for insurance (including for bad faith) maintained by the Debtors, including, without limitation, any liability insurance policy and/or D&O Policies; (xvi) for collection on accounts, accounts receivables, loans, notes receivables or other rights to payment; (xvii) for the right to seek a determination by the Bankruptcy Court of any tax, fine or penalty relating to a tax, or any addition to a tax, under Section 505 of the Bankruptcy Code; (xviii) which arise under or as a result of any section of the Bankruptcy Code, including Section 362; (xix) or may be available to the Debtors against any third party(ies) under any legal or equitable theory, whether or not specifically identified or described herein or in the Disclosure Statement; and (xx) to the extent not otherwise set forth above, as described in the Disclosure Statement; provided, however, for the avoidance of doubt, that no claims, choses in action, causes of action suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payments and claims, whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether assertable directly or derivatively, in law, equity or otherwise, which are owned or held by, or have accrued to, any of the Debtors that were discharged, released, assigned, transferred or otherwise no longer held by the Debtors or the Debtors’ Estates pursuant to the terms of the Settlement Agreement, Settlement Order, Asset Purchase Agreement and Sale Order are, shall be or shall be deemed to be Causes of Action.

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1.2.17 Centers Claims means all Allowed Claims (including Priority Claims and Priority Tax Claims) against Centers excluding however Administrative Claims against Centers, Claims assumed by Fronton under the Asset Purchase Agreement and the Lenders Centers Claims; provided, however, for the avoidance of doubt, that the Centers Claims shall not include the Collett Claims and the Holdings Intercompany Claim (each as defined in the Settlement Agreement), which have been waived pursuant to the terms of the Settlement Agreement.

1.2.18 Centers Claim Remainder means any amounts left in the Centers Claim Reserve after satisfaction of all Centers Claims pursuant to the terms of this Plan and the Settlement Agreement.

1.2.19 Centers Claim Reserve means a cash reserve established in connection with the Settlement Agreement and Sale and funded in the amount of $3,500,000; provided however, for the avoidance of doubt and notwithstanding the Centers Claim Reserve, all Centers Claims will be paid in full in accordance with the terms of the Settlement Agreement and this Plan.

1.2.20 Centers Equity Interests means all equity Interests in Centers, including the Lenders Centers Interests.

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1.2.21 Chapter 11 Cases means collectively, the chapter 11 cases captioned In re Florida Gaming Centers, Inc., et al., Case No. 13-29597-BKC-RAM, pending before the Bankruptcy Court.

1.2.22 Claim means a right of a Creditor against the Debtors, or any one of them, whether or not asserted or allowed, of the type described in section 101(5) of the Bankruptcy Code, as construed by section 102(2) of the Bankruptcy Code.

1.2.23 Class means one or more Claims or Interests as classified in a particular class under the Plan pursuant to sections 1122 and 1123 of the Bankruptcy Code.

1.2.24 Collateral means any property or interest in property of the Estate of any Debtor subject to a lien, charge or other encumbrance to secure the payment or performance of a Claim, which lien, charge or other encumbrance is not subject to avoidance or is otherwise invalid under the Bankruptcy Code or applicable state law.

1.2.25 Confirmation Date means the date on which the Bankruptcy Court enters the Confirmation Order on its docket pursuant to Bankruptcy Rule 5003(a).

1.2.26 Confirmation Hearing means the duly noticed hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to Bankruptcy Code section 1128, including any continuances thereof.

1.2.27 Confirmation Order means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code, as such order may be amended, modified or supplemented.

1.2.28 Creditor means any Person or Entity who holds a Claim against any of the Debtors.

1.2.29 Creditor Trust means the grantor trust to be created on the Effective Date pursuant to this Plan under the control of the Creditor Trustee and into which the Creditor Trust Assets will vest.

1.2.30 Creditor Trust Agreement means that certain grantor trust agreement to be executed and delivered by and between the Debtors and the Creditor Trustee on the Effective Date, the form of which trust agreement will be filed with the Bankruptcy Court on or before the Effective Date.

1.2.31 Creditor Trustee means Soneet R. Kapila.

1.2.32 Creditor Trust Assets means all Assets of the Estates existing and remaining as of the Effective Date (including without limitation, the Causes of Action, the D&O Policies, the D&O Claims, the Income Tax Refund, and the Cash (including the Centers Claims Reserve, the Initial Holdings Distribution Amount, the Other Administrative Claim Reserve and the Professional Fee Claim Reserve)), which Assets shall be transferred to and vest in the Creditor Trust pursuant to the terms of this Plan as of the Effective Date.

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1.2.33 Creditor Trust Funding means an amount equal to $75,000 that will be transferred from the Professional Fee Claim Reserve to the Creditor Trust on the Effective Date.

1.2.34 Creditors’ Committee means the Official Joint Committee of Unsecured Creditors appointed in the Chapter 11 Cases of Centers and Holdings. As of the date hereof, the Committee consists of the following members: Florida Lemark Corporation; SHFL Entertainment (as acquired by Bally Technologies, Inc. post-petition); Tampa Bay Downs, Inc.; S. Oden Howell, Jr.; and Miami Gaming Ventures.

1.2.35 D&O Claims means any and all Causes of Action against any and all current and/or former officers and directors of the Debtors, and any of their affiliates, insiders, successors, and subsequent transferees, for, among other things, breach of fiduciary duty, aiding and abetting breach of fiduciary duty negligence, misrepresentation, or breach of contract.

1.2.36 D&O Policies means any and all insurance policies of any or all of the Debtors providing coverage for claims against directors, officers, executives, or employees, including but not limited to that certain Executive and Organization Liability Insurance Policy, dated March 5, 2012, provided by National Union Fire Insurance Company of Pittsburgh, Pa. and/or its affiliates, Policy No. 01-608-45-71, as well as any and all amendments, endorsements, renewals, extensions, binders, or similar documents relating thereto, including but not limited to that certain Extension Binder of Insurance dated March 5, 2014, with an extended policy period through and including March 5, 2015, along with any and all other policies of insurance, including but not limited to that certain Employment Edge Employment Practices Liability Insurance Policy, dated March 5, 2013, provided by Illinois National Insurance Company and/or its affiliates, Policy No. 01-818-59-13 (Replacement of Policy No. 01-614-15-54), as well as any and all amendments, endorsements, renewals, extensions, binders, or similar documents relating thereto.

1.2.37 D&O Recovery means any cash proceeds of any D&O Claims and/or D&O Policies.

1.2.38 Debtor(s) means, individually, Centers and Holdings, and collectively all of them, including in their capacity as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

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1.2.39 Disallowed means, with respect to any Claim or Interest or portion thereof, any Claim against or Interest in a Debtor which (i) has been disallowed, in whole or part, by a Final Order of the Bankruptcy Court, (ii) has been withdrawn by agreement of the Debtors and the Holder thereof, in whole or in part, (iii) has been withdrawn, in whole or in part, by the Holder thereof; (iv) if listed in the Schedules as zero or as Disputed, contingent or unliquidated and in respect of which a Proof of Claim or a Proof of Interest, as applicable, has not been timely Filed or deemed timely Filed pursuant to the Plan, the Bankruptcy Code or any Final Order of the Bankruptcy Court or other applicable bankruptcy law, (v) has been reclassified, expunged, subordinated or estimated to the extent that such reclassification, expungement, subordination or estimation results in a reduction in the Filed amount of any Proof of Claim or Proof of Interest, or (vi) is deemed to be Filed under applicable law or order of the Bankruptcy Court or which is required to be Filed by order of the Bankruptcy Court but as to which such Proof of Claim or Proof of Interest was not timely or properly Filed. In each case a Disallowed Claim or Disallowed Interest is disallowed only to the extent of disallowance, withdrawal, reclassification, expungement, subordination or estimation.

1.2.40 Disallowed Claim means a Claim, or any portion thereof, that is Disallowed.

1.2.41 Disallowed Interest means an Interest, or any portion thereof, that is Disallowed.

1.2.42 Disclosure Statement means that certain Disclosure Statement in Connection with Second Amended Joint Chapter 11 Plan of Liquidation of Florida Gaming Centers, Inc. and Florida Gaming Corporation, including the schedules and exhibits attached thereto, as amended, modified or supplemented from time to time, that is prepared and will be distributed (upon approval of the Bankruptcy Court) in accordance with the Bankruptcy Code, Bankruptcy Rules and any other applicable law.

1.2.43 Disputed means with respect to a Claim or Interest, any Claim or Interest that has not been Allowed by a Final Order as to which (a) a Proof of Claim or Proof of Interest has been Filed with the Bankruptcy Court, or is deemed Filed under applicable law or order of the Bankruptcy Court, and (b) an Objection to such Claim or Interest has been or may be timely Filed or deemed Filed under applicable law by the Debtors or any other party in interest and any such Objection has not been (i) withdrawn, (ii) overruled or denied by a Final Order or (iii) granted by a Final Order. For purposes of the Plan, a Claim or Interest that has not been Allowed by a Final Order shall be considered a Disputed Claim or Disputed Interest, whether or not an Objection has been or may be timely Filed, to the extent (A) the amount of the Claim or Interest specified in the Proof of Claim or Proof of Interest exceeds the amount of any corresponding Claim or Interest in the Schedules, (B) the classification of the Claim or Interest specified in the Proof of claim or Interest differs from the classification of any corresponding Claim or Interest listed in the Schedules, (C) any corresponding Claim or Interest has been listed in the Schedules as zero or as Disputed, contingent or unliquidated, (D) no corresponding Claim or Interest has been listed in the Schedules or (E) such Claim or Interest is reflected as zero or as unliquidated or contingent in the Proof of Claim or Proof of Interest Filed in respect thereof.

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1.2.44 Disputed Claim means a Claim, or any portion thereof, that is Disputed.

1.2.45 Disputed Interest means an Interest, or any portion thereof, that is Disputed.

1.2.46 Distribution means each distribution of Cash to Holders of Allowed Claims or Allowed Interests pursuant to and under the terms of this Plan by the Creditor Trustee on each Distribution Date.

1.2.47 Distribution Date means the dates on which a Holder of an Allowed Claim or Holder of an Allowed Interest shall receive a Distribution of Cash under the terms of the Plan, which dates shall be (a) the Effective Date, and (b) such other dates designated in the Confirmation Order or as determined by the Creditor Trustee.

1.2.48 Effective Date means the later of (i) the fifteenth (15th) day following the Confirmation Date and (ii) the date upon which all of the conditions precedent to the Effective Date as set forth in Article 10 are satisfied or waived in accordance therewith.

1.2.49 Entity means an entity as defined in section 101(15) of the Bankruptcy Code.

1.2.50 Estate means, with regard to each Debtor, the estate that was created by the commencement by such Debtor of its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code, and shall be deemed to include, without limitation, any and all rights, powers, and privileges and Causes of Action of such Debtor and any and all Assets and interests in property, whether real, personal or mixed, rights, causes of action, avoidance powers or extensions of time that such Debtor or such estate shall have had as of the Petition Date, or which such Estate acquired after the commencement of these Chapter 11 Cases, whether by virtue of sections 541, 544, 545, 546, 547, 548, 549 or 550 of the Bankruptcy Code, or otherwise. “Estates” has a correlative meaning.

1.2.51 File or Filed means file or filed with the Bankruptcy Court in these Chapter 11 Cases.

1.2.52 Final Decree means the final decree entered by the Bankruptcy Court after the Effective Date and pursuant to section 350(a) of the Bankruptcy Code and Bankruptcy Rule 3022.

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1.2.53 Final Order means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in any Chapter 11 Case or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari or move for a new trial, reargument or rehearing has expired, and no appeal or petition for certiorari or other proceedings for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing has been denied or resulted in no modification of such order, provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be Filed with respect to such order, shall not cause such order not to be a Final Order.

1.2.54 Fronton means Fronton Holdings, LLC, the purchaser under the Asset Purchase Agreement.

1.2.55 Holder means the holder of a Claim or Interest (and, when used in conjunction with a Class or type of Claim or Interest, means a Holder of a Claim or Interest in such Class or of such type).

1.2.56 Holdings Equity Interest Remainder means any amounts remaining for payment to the Holders of Holdings Equity Interests after payment in full of the Holdings Preferred Equity Interests pursuant to the terms of the Settlement Agreement and this Plan.

1.2.57 Holdings Equity Interests means all equity Interests in Holdings other than Holdings Preferred Equity Interests.

1.2.58 Holdings Preferred Equity Interest Remainder means any amounts remaining for payment to the Holders of Preferred Equity Interests after payment in full of the Subordinated Holdings Claims pursuant to the terms of the Settlement Agreement and this Plan.

1.2.59 Holdings Preferred Equity Interests means all preferred equity Interests in Holdings.

1.2.60 Initial Holdings Distribution Amount means cash in the amount of $2,403,202.

1.2.61 Impaired shall have the meaning ascribed to it in section 1124 of the Bankruptcy Code when used with reference to a Claim or an Interest.

1.2.62 Income Tax Refunds means all refunds of tax that may be paid to any of the Debtors, their subsidiaries, and consolidated, combined or unitary tax group, whether Federal, state or local, including, without limitation, as a result of a carryback (including a carryback pursuant to an election under Tax Code Section 172(b)(1)(H)) by the Debtors and/or their subsidiaries of net operating losses and alternative minimum tax net operating losses.

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1.2.63 Interests means any and all equity interests, ownership interests or shares in any of the Debtors and issued by any of the Debtors prior to the Petition Date (including, without limitation, all capital stock, stock certificates, common stock, preferred stock, partnership interests, rights, options, warrants, contingent warrants, convertible or exchangeable securities, investment securities, subscriptions or other agreements and contractual rights to acquire or obtain such an interest or share in any of the Debtors, partnership interests in any of the Debtors’ stock appreciation rights, conversion rights, repurchase rights, redemption rights, dividend rights, preemptive rights and liquidation preferences, puts, calls or commitments of any character whatsoever relating to any such equity, ownership interests or shares of capital stock of any of the Debtors or obligating any of the Debtors to issue, transfer or sell any shares of capital stock) whether or not certificated, transferable, voting or denominated “stock” or a similar security.

1.2.64 IRC means the Internal Revenue Code of 1986, as amended from time to time.

1.2.65 Lenders means the lenders from time to time to the Prepetition Credit Agreement, and their successors and assigns.

1.2.66 Lenders Centers Claims means Allowed Claims of the Lenders against Centers arising under the Prepetition Credit Agreement and allowed pursuant to the Settlement Agreement.

1.2.67 Lenders Centers Interests means Allowed Interests of the Lenders in Centers arising under the Prepetition Credit Agreement and related agreements and allowed pursuant to the Settlement Agreement.

1.2.68 Lenders Holdings Claims means Allowed Claims of the Lenders against Holdings arising under the Prepetition Credit Agreement and related agreements and allowed pursuant to the Settlement Agreement.

1.2.69 Lien means a charge against, interest in or other encumbrance upon property to secure payment of a debt or performance of an obligation.

1.2.70 Local Rules means the Local Rules of the United States Bankruptcy Court for the Southern District of Florida and the guidelines and requirements of the Office of the United States Trustee for the Southern District of Florida.

1.2.71 Non-Subordinated Holdings Claims means all non-subordinated Claims against Holdings, other than the Lender Holdings Claims and any Administrative Claims against Holdings.

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1.2.72 Objection means any objection, application, motion, complaint or any other legal proceeding seeking, in whole or in part, to Disallow, determine, liquidate, classify, reclassify or establish the priority, expunge, subordinate or estimate any Claim (including the resolution of any request for payment of any Administrative Claim) or Interest other than a Claim or an Interest that is Allowed.

1.2.73 Other Administrative Claims means Administrative Claims against either of Centers or Holdings other than a Professional Fee Claim; provided, however, that any Other Administrative Claim of any one Debtor against either Centers or Holdings have been released pursuant to the terms of the Settlement Agreement; provided, further, that the Estates will continue to satisfy their obligations in the ordinary course of business arising from and after the Effective Date.

1.2.74 Other Administrative Claim Remainder means any amounts left in the Other Administrative Claim Reserve after satisfaction of all Allowed Other Administrative Claims.

1.2.75 Other Administrative Claim Reserve means a cash reserve in the amount of $250,000 established pursuant to the terms of the Settlement Agreement for the payment of Allowed Other Administrative Claims; provided, however, for the avoidance of doubt and notwithstanding the Other Administrative Claim Reserve, all Allowed Other Administrative Claims will be paid in full and satisfied pursuant to the terms of the Settlement Agreement and this Plan.

1.2.76 Person means an individual, a corporation, a limited liability company, a partnership, an association, a joint stock company, a joint venture, an unincorporated organization, or a governmental unit as defined in section 101(41) of the Bankruptcy Code.

1.2.77 Petition Date means August 19, 2013.

1.2.78 Plan means this Joint Chapter 11 Plan of Liquidation of Florida Gaming Centers, Inc. and Florida Gaming Corporation, and all exhibits annexed hereto or referenced herein, as it may be amended, modified or supplemented from time to time in accordance with the provisions of the Plan or the Bankruptcy Code and Bankruptcy Rules.

1.2.79 Post-Confirmation Administrative Claim means a Claim for services rendered or expenses incurred after the Effective Date in connection with these Chapter 11 Cases by the Creditor Trustee and/or the Professionals employed by the Creditor Trustee.

1.2.80 Prepetition Credit Agreement means that certain credit agreement by and among ABC, as administrative agent, Centers, as Borrower, Holdings, and the lenders from time to time thereunder, dated as of April 25, 2011.

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1.2.81 Priority Claim means a Claim to the extent that it is of a kind described in, and entitled to priority under, sections 507(a)(2),(a)(3), (a)(4), (a)(5), (a)(6), (a)(7) or (a)(9) of the Bankruptcy Code, that is not a Priority Tax Claim.

1.2.82 Priority Tax Claim means any Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

1.2.83 Professional means a Person (a) employed in these Chapter 11 Cases pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330, 331 and 363 (solely in the case of ordinary course professionals) of the Bankruptcy Code, (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code, and (c) employed by the Creditor Trustee from and after the Effective Date.

1.2.84 Professional Fee Claim means a Claim of a Professional retained in these Chapter 11 Cases by the Debtors or the Creditors’ Committee pursuant to a Final Order in accordance with sections 327 or 1103 of the Bankruptcy Code or otherwise, for compensation or reimbursement of actual and necessary costs and expenses relating to services incurred after the Petition Date and prior to and including the Effective Date; provided, for the avoidance of doubt, that fees and expenses incurred by the Creditor Trustee and the Professionals employed by the Creditor Trustee shall be Post Confirmation Administrative Claims.

1.2.85 Professional Fee Claim Remainder means any amounts left in the Professional Fee Claim Reserve after satisfaction of all Professional Fee Claims.

1.2.86 Professional Fee Claim Reserve means a reserve in the amount of $1,810,000 established for the payment of Professional Fee Claims pursuant to the Post-Closing Fee Budget (as defined in the Settlement Agreement); provided however, for the avoidance of doubt and notwithstanding the Professional Fee Claim reserve, all Allowed Professional Fee Claims will be paid in full pursuant to the terms of the Settlement Agreement and this Plan.

1.2.87 Proof of Claim means any proof of Claim Filed with the Bankruptcy Court with respect to any of the Debtors pursuant to Bankruptcy Rules 3001 or 3002.

1.2.88 Proof of Interest means any proof of Interest Filed with the Bankruptcy Court with respect to any of the Debtors pursuant to Bankruptcy Rule 3002.

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1.2.89 Pro Rata means the proportion by amount that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class, or the proportion by amount that Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim under the Plan; provided, however, that in no event shall the amount of consideration distributed on account of an Allowed Claim exceed 100% of the amount of the Allowed Claim.

1.2.90 Recordholder Distribution Date means the date on which the ticker symbol for the Holdings Equity Interest is delisted.

1.2.91 Rejection Claim means a Claim for damages resulting from the rejection of an executory contract by the Debtors pursuant to Section 6.2 of the Plan.

1.2.92 Sale means the sale of substantially all of the Assets of Centers and Holdings to Fronton pursuant to, as defined in and in accordance with the terms of the Asset Purchase Agreement, as approved by the Bankruptcy Court in the Sale Order.

1.2.93 Sale Order means the Order Under 11 U.S.C. §§ 105, 363 and Fed. R. Bankr. P. 2002, 6004, 6006, 9007, 9019, and 9014 Approving (A) Sale of Assets Free and Clear of Liens, Claims, Encumbrances, and Other Interests; (B) Assumption and Assignment of Executory Contracts to Successful Bidder; and (C) Related Relief, entered by the Bankruptcy Court on April 7, 2014, approving the Sale.

1.2.94 Scheduled means as set forth on the Schedules.

1.2.95 Schedules means the Schedules of Assets and Liabilities Filed by the Debtors in accordance with Bankruptcy Code section 521 and Federal Bankruptcy Rule 1007, as the same may be amended from time to time prior to the Effective Date in accordance with Federal Bankruptcy Rule 1009.

1.2.96 Settlement Agreement means that certain settlement agreement entered into as of March 19, 2014 by and among (a) Centers, Holdings, Tara Club and Freedom, on behalf of themselves and their respective chapter 11 bankruptcy estates; (b) the Creditors’ Committee; (c) ABC; and (d) William B. Collett and William B. Collett, Jr., approved by the Bankruptcy Court pursuant to the Settlement Order, which Settlement Agreement is incorporated herein by reference and attached as Exhibit A hereto.

1.2.97 Settlement Order means the Order Pursuant to Fed. R. Bankr. P. Approving Settlement and Compromise By and Among the Debtors and Their Respective Estates, William B. Collett, William B. Collett, Jr., ABC Funding, LLC, and the Official Joint Committee of Unsecured Creditors, entered by the Bankruptcy Court on March 20, 2014, approving the Settlement Agreement.

1.2.98 Subordinated Holdings Claims means unsecured subordinated Claims against Holdings.

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1.2.99  Subordinated Holdings Claim Remainder means any amounts remaining for payment to the Holders of Subordinated Holdings Claims after payment in full of the Non-Subordinated Holdings Claims pursuant to the terms of the Settlement Agreement and this Plan.

1.2.100  Taxes means all income, alternative minimum, net worth or gross receipts, capital, value added, franchise, profits, excise, sales, use, employment, withholding, property, payroll or other taxes, assessments, or governmental charges, together with any interest, penalties, additions to tax, fines, and similar amounts relating thereto, imposed or collected by any federal, state, local or foreign governmental authority on or from any of the Debtors.

1.2.101  U. S. Trustee means the Office of the United States Trustee.

1.2.102  Unimpaired means any Claim that is not Impaired within the meaning of section 1124 of the Bankruptcy Code.

1.3           Rules of Interpretation.

1.3.1 In the event of an inconsistency, (a) the provisions of the Plan shall control over the contents of the Disclosure Statement, and (b) the provisions of the Confirmation Order shall control over the contents of the Plan.

A.           For the purposes of the Plan:

(1)         any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; provided, however, that any change to such form, terms or conditions that is material to a party to such document shall not be modified without such party’s consent unless such document expressly provides otherwise;

(2)         any reference in the Plan to an existing document, exhibit or schedule Filed or to be Filed means such document, exhibit or Plan schedule, as it may have been or may be amended, modified or supplemented as of the Effective Date;

(3)         unless otherwise specified, all references in the Plan to “Sections,” “Articles,” “Exhibits” and “Plan Schedules” are references to Sections, Articles, Exhibits and Plan Schedules of or to the Plan;

(4)         unless otherwise specified, the words “herein,” “hereof,” “hereto,” “thereunder” and others of similar import, refer to the Plan in its entirety rather than to only a particular portion of the Plan;

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(5)         captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be part of or to affect interpretations of the Plan; and

(6)         the word “including” means “including without limitation.”

B.           Whenever a distribution of property is required to be made on a particular date, the distribution shall be made on such date or as soon as reasonably practicable thereafter.

C.           All exhibits to the Plan are incorporated into the Plan and shall be deemed to be included in the Plan, regardless of when they are Filed.

D.           Subject to the provisions of any contract, certificate, bylaws, instrument, release or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules.

E.           This Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors, ABC, the Creditors’ Committee, and certain other creditors and constituencies. Each of the foregoing was represented by counsel who either (a) participated in the formulation and documentation of, or (b) was afforded the opportunity to review and provide comments on, the Plan, the Disclosure Statement, and the documents ancillary thereto. Accordingly, unless explicitly indicated otherwise, the general rule of contract construction known as “contra proferentum” shall not apply to the construction or interpretation of any provision of this Plan, the Disclosure Statement, any of the exhibits to the Plan, or any contract, instrument, release, indenture, or other agreement or document generated in connection herewith.

1.4           Computation of Time. In computing any period of time prescribed or allowed by the Plan, unless otherwise expressly provided, the provisions of Federal Bankruptcy Rule 9006(a) shall apply.

ARTICLE 2

TREATMENT OF Other ADMINISTRATIVE CLAIMS, Professional Fee CLaims, PRIORITY TAX CLAIMS, Lenders Centers Claims AND STATUTORY FEES

2.1           Other Administrative Claims. Each Holder of an Allowed Other Administrative Claim shall receive on account of, and in full satisfaction, settlement and release of and in exchange for such Allowed Other Administrative Claim, Cash equal to the unpaid portion of such Allowed Other Administrative Claim, upon the earlier to occur of (i) ten (10) Business Days after the Effective Date, or (ii) ten (10) Business Days after the entry of a Final Order allowing such Other Administrative Claim; provided, however, that Other Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreement or course of dealing relating thereto. Other Administrative Claims must be filed on or before the Administrative Claims Bar Date.

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2.2           Statutory Fees. On or before the Effective Date, all fees due and payable pursuant to 28 U.S.C. § 1930 shall be paid in full by the Debtors in Cash. Following the Effective Date, the Creditor Trustee shall pay the United States Trustee the appropriate sum required pursuant to 28 U.S.C. § 1930 for post-confirmation periods, for each of the Debtors’ Estates, based upon disbursements made by the Creditor Trustee with respect to each of the Debtors, until the earlier of the closing of the Chapter 11 Cases of the Debtors by the issuance of a final decree by the Bankruptcy Court or upon the entry of an order by the Bankruptcy Court dismissing or converting the Chapter 11 Cases of the Debtors to another chapter under the Bankruptcy Code. The fees due and payable to the U.S. Trustee in respect of the Distribution (by the Debtors or the Creditor Trustee) of the Centers Claim Reserve, the Initial Holdings Distribution Amount, the Other Administrative Claim Reserve and the Professional Fee Claim Reserve shall be deemed an Allowed Other Administrative Claim.

2.3           Professional Fee Claims. On or prior to the deadline set by the Bankruptcy Court for Professionals to File final fee applications, each Professional shall File with the Bankruptcy Court its final fee application seeking final approval of all fees and expenses from the Petition Date through the Effective Date. Within ten (10) days after entry of an Order with respect to its final fee application, as applicable, either the Debtors or the Creditor Trustee, as applicable, shall pay the Allowed Professional Fee Claims of each Professional.

2.4           Priority Tax Claims. Each Holder of an Allowed Priority Tax Claim shall be entitled to receive on account of such Allowed Priority Tax Claim, in full satisfaction, settlement and release of and in exchange for such Allowed Priority Tax Claim, payment in full in Cash upon the earlier to occur of (i) within ten (10) Business Days after the Effective Date, or (ii) ten (10) Business Days after the entry of a Final Order allowing such Priority Tax Claim.

2.5           Lenders Centers Claims. The Lenders Centers Claims were satisfied in full pursuant to the terms of the Settlement Agreement and the Sale Order and shall not be classified, nor entitled to vote or receive any Distribution on account of such Lenders Centers Claims pursuant to this Plan.

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ARTICLE 3

CLASSIFICATION, Impairment AND VOTING OF CLASSIFIED CLAIMS AND INTERESTS

3.1           General. Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of the Classes of Claims against and Interests in Centers and Holdings. A Claim or Interest is placed in a particular Class only to the extent that such Claim or Interest falls within the description of that Class. A Claim or Interest is also placed in a particular Class for purposes of receiving a distribution under the Plan, but only to the extent such Claim or Interest is an Allowed Claim or Allowed Interest and has not been paid, released, or otherwise settled prior to the Effective Date. Except as otherwise expressly set forth in this Plan, a Claim or Interest which is not an Allowed Claim or Allowed Interest shall not receive any payments, rights or distributions under this Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims of the kinds specified in section 507(a)(2) and Priority Tax Claims of the kinds specified in section 507(a)(8) of the Bankruptcy Code have not been classified and are treated as set forth in Article 2 above.

3.2           Classification and Impairment. The Plan includes a separate plan of liquidation for each of the Debtors. The Plan does not seek to effect a substantive consolidation or other combination of the separate Estates of each Debtor but instead provides that creditors of each Debtor will be permitted to assert their Claims only against the Debtor(s) against which they hold Allowed Claims. The following summary is for the convenience of all interested parties and is superseded for all purposes by the classification, description and treatment of Claims and Interests in Article 4 of the Plan.

3.2.1 Class 1: Centers Claims. Class 1 consists of Allowed Centers Claims. Class 1 is Impaired and entitled to vote on the Plan.

3.2.2 Class 2: Lenders Holdings Claims. Class 2 consists of Allowed Lenders Holdings Claims. Class 2 is Impaired and entitled to vote on the Plan.

3.2.3 Class 3: Non-Subordinated Holdings Claims. Class 3 consists of Allowed Non-Subordinated Holdings Claims. Class 3 is Impaired and entitled to vote on the Plan.

3.2.4 Class 4: Subordinated Holdings Claims. Class 4 consists of Allowed Subordinated Holdings Claims. Class 4 is Impaired and entitled to vote on the Plan.

3.2.5 Class 5: Centers Equity Interests. Class 5 consists of Allowed Centers Equity Interests. Class 5 is Impaired and entitled to vote on the Plan.

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3.2.6 Class 6: Holdings Preferred Equity Interests. Class 6 consists of Allowed Holdings Preferred Equity Interests. Class 6 is Impaired and the Holders therein are presumed to have voted to reject the Plan.

3.2.7 Class 7: Holdings Equity Interests. Class 7 consists of Allowed Holdings Equity Interests. Class 7 is Impaired and the Holders therein are presumed to have voted to reject the Plan.

ARTICLE 4

TREATMENT OF CLAIMS AND INTERESTS

4.1           Class 1 (Centers Claims). Each Holder of an Allowed Centers Claim shall receive payment in full, in Cash, of the allowed amount of its Centers Claim, exclusive of any post-petition interest and/or fees of any kind, upon the earlier to occur of (i) within ten (10) Business Days after the Effective Date, or (ii) ten (10) Business Days after the entry of a Final Order allowing each such Centers Claim.

4.2           Class 2 (Lenders Holdings Claims). The Holders of Lenders Holdings Claims received a partial Distribution (or were deemed to have received a partial Distribution) in respect of the Lenders Holdings Claims pursuant to the Settlement Agreement and Sale Order, and shall receive no further Distribution pursuant to the Plan on account of the Allowed Lenders Holdings Claims other than any distributions provided pursuant to the terms of the Settlement Agreement.

4.3           Class 3 (Non-Subordinated Holdings Claims). Each Holder of an Allowed Non-Subordinated Holdings Claim shall receive payment, in Cash, of its Pro Rata share of (a) the Initial Holdings Distribution Amount; (b) (i) the Centers Claim Remainder, if any, and (ii) that portion of the Administrative Claim Remainder, if any, distributable to the Estates of the Debtors pursuant to section 6 of the Settlement Agreement, in each case pursuant to the terms of the Settlement Agreement; (c) the proceeds of Causes of Action, including in respect of the D&O Claims (net of Post Confirmation Administrative Claims related thereto); and (d) the proceeds (net of Post Confirmation Administrative Claims) from the liquidation of the balance of the Creditor Trust Assets; provided, however, that for the avoidance of doubt, Holders of Allowed Non-Subordinated Holdings Claims shall not receive payment of any post-petition interest and/or fees of any kind. The initial Distributions to Holders of Allowed Non-Subordinated Holdings Claims shall be made upon the earlier to occur of (i) within ten (10) Business Days after the Effective Date, or (ii) ten (10) Business Days after the entry of a Final Order allowing such Non-Subordinated Holdings Claim. Thereafter, Distributions to Holders of Allowed Non-Subordinated Holdings Claims shall be made on such other Distribution Dates as determined by the Creditor Trustee.

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4.4           Class 4 (Subordinated Holdings Claims). Each Holder of an Allowed Subordinated Holdings Claim shall receive payment, in Cash, of its Pro Rata share of the Subordinated Holdings Claim Remainder, if any; provided, however, that for the avoidance of doubt, Holders of Allowed Subordinated Holdings Claims shall not receive payment of any post-petition interest and/or fees of any kind.

4.5           Class 5 (Centers Equity Interests). The Holders of Centers Equity Interests shall receive Distributions on account of such Interests pursuant to this Plan from the net proceeds of Causes of Action, if any, after payment in full of all Allowed Claims in Class 1 above, provided, however, that the Lenders have agreed, in the Settlement Agreement, to waive any such Distribution on account of such Lenders Centers Interests.

4.6           Class 6 (Holdings Preferred Equity Interests). On the Effective Date, all Holdings Preferred Equity Interests shall be terminated and extinguished; provided, however, that each Holder of an Allowed Holdings Preferred Equity Interest on the Recordholder Distribution Date shall receive payment, in Cash, of its Pro Rata share of the Holdings Preferred Equity Interest Remainder, if any.

4.7           Class 7 (Holdings Equity Interests). On the Effective Date, all Holdings Equity Interests shall be terminated and extinguished; provided, however, that each Holder of an Allowed Holdings Equity Interest on the Recordholder Distribution Date shall receive payment, in Cash, of its Pro Rata share of the Holdings Equity Interest Remainder, if any.

ARTICLE 5

MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

5.1           Generally. This Plan is a liquidating plan. The Creditor Trustee shall make Distributions in accordance with the provisions of this Plan and the Confirmation Order.

5.2           Vesting of Remaining Assets in the Creditor Trust. On the Effective Date, except as otherwise expressly provided in the Plan, all Assets of the Estates in existence as of the Effective Date (including specifically all Causes of Action, the D&O Policies and any claims arising thereunder) shall be transferred to and vest in the Creditor Trust, free and clear of all Liens, encumbrances, or interests of any kind.

5.3           Appointment of a Creditor Trustee. On or prior to the Effective Date, the Debtors shall appoint a Creditor Trustee. The Creditor Trustee shall perform those duties reserved for such person in the Plan. The Creditor Trustee shall be the “representative of the estates” as contemplated by 11 U.S.C. § 1123(b)(3)(B) for all purposes, including to bring or assert Causes of Action, including under the D&O Policies. The Creditor Trustee will hold and monetize all the Creditor Trust Assets in accordance with the provisions of this Plan. The Creditor Trust, through the Creditor Trustee, shall succeed to all rights and interests provided to, and assume all obligations of, the Debtors, the Creditors Committee and the Estates under the Asset Purchase Agreement, the Sale Order, the Settlement Agreement (including without limitation the rights conferred on the Committee to enforce the Insider Subordination Agreements for the benefit of Holders of Non-Subordinated Holdings Claims pursuant to paragraph 13 of the Settlement Agreement) and the Settlement Order.

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5.4           Preservation of Investigation and Litigation Rights. The Creditor Trustee, on behalf of the Creditor Trust, shall retain all rights of, and on behalf of, the Debtors and the Creditor Trust to investigate, conduct discovery on, pursuant to Fed. R. Bankr. P. 2004 or otherwise, and to commence and pursue any and all Causes of Action, regardless of whether or not such Causes of Action are specifically enumerated herein, in the Disclosure Statement, or elsewhere, and all such rights shall not be deemed modified, waived, released in any manner, nor shall confirmation of the Plan or the Confirmation Order act as res judicata or limit the Creditor Trustee’s rights to investigate, conduct discovery on pursuant to Fed. R. Bankr. P. 2004 or otherwise, and to commence and pursue any and all Causes of Action to the extent the Creditor Trustee deems appropriate.

5.5           Derivative Litigation Claims. Causes of Action that are derivative of or from the Debtors (the “Derivative Litigation Claims”) are property of the Estate under section 541 of the Bankruptcy Code. On and after the Effective Date, all such Derivative Litigation Claims, including the litigation pending in the United States District Court for the Southern District of Florida captioned Herbert Silverberg, individually and derivatively on behalf of Florida Gaming Corporation v. Bennett Collett, et. al., Case No. 14-CV-21615 (the “Silverberg Derivative Litigation”), regardless of whether pending on the Petition Date, will be retained by, vest in, and/or become property of the Creditor Trust and shall be administered by the Creditor Trustee. All named plaintiffs in the actions pending on the Effective Date relating to any Derivative Litigation Claims, including the Silverberg Derivative Litigation, and their respective servants, agents, attorneys, and representatives shall, on and after the Effective Date, be permanently enjoined, stayed, and restrained from pursuing or prosecuting any Derivative Litigation Claim, including the Silverberg Derivative Litigation, and the Creditor Trustee shall be, without need of further order, substituted as plaintiff upon his request.

5.6           Powers and Obligations of the Creditor Trustee. As of the Effective Date, the Creditor Trustee shall act in a fiduciary capacity for the Holders of all Allowed Claims hereunder, shall be deemed a representative of the Estates pursuant to section 1123 of the Bankruptcy Code, and shall have the power and authority to act in such manner as the Creditor Trustee may deem necessary or appropriate, including, without limitation, to discharge all obligations assumed by the Creditor Trustee or provided herein and to conserve and protect the Creditor Trust Assets or to confer on the Creditors the benefits intended to be conferred upon them by this Plan and the Settlement Agreement. The Creditor Trustee shall have the power and authority, subject to Bankruptcy Court approval, as necessary, to liquidate the Creditor Trust Assets and otherwise take any action as shall be necessary to administer the Chapter 11 Cases of the Debtors and effect the closing of the Debtors’ Chapter 11 Cases, and shall have the rights and powers of a trustee under sections 542 through 552 of the Bankruptcy Code and the duties of a trustee under sections 704(1), (2), (4), (5), (7) and (9) of the Bankruptcy Code. The Creditor Trustee shall administer the Plan, the Creditor Trust and the Creditor Trust Assets, subject to the foregoing duties and powers, which shall include the following:

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(a)          To open and maintain accounts in accordance with section 345 of the Bankruptcy Code;

(b)          To prosecute, compromise or settle Objections and to make or direct that Distributions be made to Holders of Allowed Claims and Allowed Interests;

(c)          To make decisions regarding the retention or engagement of Professionals and to pay all reasonable fees and expenses incurred after the Effective Date;

(d)          To make or direct Distributions to Holders of Allowed Claims and Allowed Interests and to otherwise implement and administer the Plan;

(e)          To pursue, litigate or settle all Causes of Action;

(f)          To conduct discovery pursuant to Fed. R. Bankr. P. 2004 or otherwise to investigate any potential Causes of Action;

(g)          To honor or enforce the provisions of the Asset Purchase Agreement, Sale Order, Settlement Agreement and Settlement Order;

(h)          To enforce the rights conferred upon the Creditors’ Committee pursuant to Settlement Agreement to enforce the Insider Subordination Agreements for the benefit of Holders of Non-Subordinated Holdings Claims;

(i)          To prepare and file tax returns and collect Income Tax Refunds, including tax returns for the Creditor Trust as a grantor trust in accordance with IRC Reg. Sec. 1.671-4(a);

(j)          To File with the Bankruptcy Court the reports and other documents and to pay any and all fees required by the Plan or otherwise required to close the Chapter 11 Cases, including the preparation and filing of a motion for a final decree;

(k)          To set off amounts owed to any Debtor against any and all amounts otherwise due to be distributed to the Holder of an Allowed Claim hereunder; and

(l)          To take all other actions not inconsistent with the provisions of the Plan deemed necessary or desirable in connection with administering the Plan.

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5.7           Engagement of Creditor Trustee Professionals and Compensation to Creditor Trustee and Creditor Trustee Professionals. The Creditor Trustee shall be entitled to bill for his services at his standard hourly rate of $530.00, and shall be compensated for such services at such hourly rate. Subject to Bankruptcy Court approval, the Creditor Trustee may engage counsel and other professionals to represent him in connection with his duties hereunder (the “Creditor Trustee Professionals”); provided, however, that Creditor Trustee Professionals shall not be precluded from representing the Creditor Trustee to the extent that certain of their Administrative Expense Claims remain unpaid from the Debtors’ Estates. Any fees and expenses of such Creditor Trustee Professionals shall constitute “Post-Confirmation Administrative Expense Claims” and shall be paid from the Creditor Trust Funding, and otherwise from the net proceeds of the Creditor Trust Assets as set forth herein. The Post-Confirmation Administrative Expense Claims shall not deplete distributions to Holders of Allowed Claims in respect of the Centers Claims Reserve or the Initial Holdings Distribution Amount.

The Creditor Trustee and the Creditor Trustee Professionals shall be paid 90% of their fees and 100% of their costs on a monthly basis, unless such fees relate to the pursuit of potential recoveries from the Creditor Trust Assets on a contingency fee basis as agreed upon between the Creditor Trustee and the Creditor Trustee Professionals and as approved by the Bankruptcy Court (the “Contingency Fees”), in which case payment of such Contingency Fees (which are Post Confirmation Administrative Expense Claims) shall be paid, subject to Bankruptcy Court approval, from any such recoveries within thirty (30) days of receipt by the Creditor Trustee of such recoveries 1. The Creditor Trustee and the Creditor Trustee Professionals shall File fee applications no less frequently than every 120 days seeking approval of fees and expenses to be awarded by the Bankruptcy Court, including approval of the amounts paid on a monthly basis. A Creditor Trustee Professional who fails to File an application seeking approval of compensation and expenses previously paid when such application is due every 120 days shall preclude such Creditor Trustee Professional from being paid monthly as provided herein until an interim fee application has been Filed and heard by the Bankruptcy Court. Upon the filing of each such application, the Creditor Trustee Professionals shall be entitled to request the payment of some or all of any pending holdbacks in fees. The Bankruptcy Court shall retain jurisdiction to allow or disallow all Post-Confirmation Administrative Claims of the Creditor Trustee and the Creditor Trustee Professionals. The invoices for services rendered and out-of-pocket expenses incurred which are to be submitted shall be sufficiently detailed to identify the hours worked, the rates charged and the work performed.

1 Nothing contained herein shall act as an approval of the Contingency Fee and all objections to such Contingency Fee are reserved.

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5.8           Bond. The Creditor Trustee shall post a bond in favor of the Debtors in an amount equal to the greater of (i) 150% of the book value of the Creditor Trust Assets determined as of 30 days from the Effective Date, or (ii) $100,000; provided, however, that the book value of the Causes of Action for purposes of the bond shall be zero. The Creditor Trustee shall promptly adjust the bond amount as necessary to account for fluctuations in value to the Creditor Trust Assets. The cost of such bond is payable from the Creditor Trust Assets and shall be deemed an Other Administrative Claim.

5.9            Privileges. All of the Debtors’ privileges, including, but not limited to, corporate privileges, confidential information, work product protections, attorney-client privileges, and other immunities or protections (the “Privileges”) shall be transferred, assigned and delivered to the Creditor Trust, without waiver, limitation or release, and shall vest with the Creditor Trust. The Creditor Trustee shall hold and be the beneficiary of all Privileges and entitled to assert all Privileges.

5.10         Taxpayer Identification Numbers. The Creditor Trustee may require any Creditor with an Allowed Claim or Holder of an Allowed Interest entitled to a Distribution under the Plan to furnish its, his or her employer or taxpayer identification number (the “TIN”) assigned by the Internal Revenue Service. Any Distribution under the Plan may be conditioned on the receipt of such TIN. If any such Holder of an Allowed Claim or an Allowed Interest entitled to a Distribution hereunder fails to provide a requested TIN within forty-five (45) days after the request thereof, then such failure shall be deemed to be a waiver of such Holder’s interest in any future Distributions, including the right to receive any future Distributions.

5.11         Resignation, Death or Removal of the Creditor Trustee. The Creditor Trustee may resign at any time; provided, however, that he shall File a motion with the Bankruptcy Court in connection therewith and request that a successor or replacement be appointed in accordance herewith, which motion shall be on notice to the top twenty (20) unsecured creditors holding Allowed Claims and the U.S. Trustee. The U.S. Trustee or any party in interest, by motion Filed with the Bankruptcy Court, or the Bankruptcy Court on its own order to show cause, may seek to remove the Creditor Trustee for cause, including under section 324 of the Bankruptcy Code, for the violation of any material provision of the Plan, or in the event the Creditor Trustee becomes incapable of acting hereunder as a result of physical or mental disability and such physical or mental disability continues for a period in excess of thirty (30) days (except in the case of death, in which instance the procedures for replacement will begin immediately). In the event of a resignation or removal, the Creditor Trustee, unless he is incapable of doing so, shall continue to perform his duties hereunder until such a time as a successor is approved by a Final Order of the Bankruptcy Court. In the event the Creditor Trustee resigns or is removed, the successor shall be elected in the manner prescribed by section 1104(b) of the Bankruptcy Code.

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5.12         Dissolution of the Creditors’ Committee. On the first (1st) Business Day following the Effective Date, and provided that the Creditor Trust has become effective pursuant to the Plan, the Creditors’ Committee shall be dissolved and the Creditors’ Committee, its members, and Professionals retained by the Creditors’ Committee in accordance with section 1103 of the Bankruptcy Code will be released and discharged from their respective fiduciary obligations, duties, and responsibilities arising from or related to the Chapter 11 Cases.

5.13         Dissolution of the Debtor Entities. On and after the Effective Date, the Creditor Trustee shall be authorized, in his sole and absolute discretion, to take all actions reasonably necessary to dissolve the Debtors and their subsidiaries under applicable laws, including the laws of the jurisdictions in which they may be organized or registered, and to pay all reasonable costs and expenses in connection with such dissolutions, including the costs of preparing or Filing any necessary paperwork or documentation. Whether or not dissolved, the Debtors shall have no authorization to implement the provisions of this Plan from and after the Effective Date except as specifically provided otherwise in the Plan.

5.14         Cancellation of Securities in Holdings. Except as otherwise provided in the Plan, and in any contract, instrument or other agreement or document created in connection with the Plan, on the Effective Date, the Interests and any other promissory notes, share certificates, whether for preferred or common stock (including treasury stock), other instruments evidencing any Claims or Interests, and all options, warrants, calls, rights, puts, awards and commitments shall be deemed cancelled and of no further force and effect, without any further act or action under any applicable agreement, law, regulation, order, or rule, and the obligations of the Debtors under the notes, share certificates, and other agreements and instruments governing such Claims and Interests shall be released. The holders of or parties to such canceled notes, share certificates and other agreements and instruments shall have no rights arising from or relating to such notes, share certificates and other agreements and instruments or the cancellation thereof, except the rights provided pursuant to the Plan. Notwithstanding anything herein to the contrary, (i) this Section 5.13 shall not apply to the Interests owned by Holdings in Centers, and (ii) such Interests shall not be cancelled hereunder.

5.15         Closing of the Chapter 11 Cases. Notwithstanding anything to the contrary in the Bankruptcy Rules providing for earlier closure of the Chapter 11 Cases, when all Assets have been liquidated and converted into Cash (other than those Assets abandoned by the Creditor Trustee), and such Cash has been distributed in accordance with this Plan, the Creditor Trustee shall seek authority from the Bankruptcy Court to close the Chapter 11 Cases in accordance with the Bankruptcy Code and the Bankruptcy Rules.

5.16         Post-Effective Date Settlements. Except as otherwise set forth in this Plan or the Confirmation Order, on and after the Effective Date, the Creditor Trustee shall obtain approval of the Bankruptcy Court to settle Objections and/or Causes of Action, if any.

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5.17         Post-Effective Date Reporting. As promptly as practicable after the making of any distributions that are required under this Plan to be made on the Effective Date or as soon as practicable thereafter in recognition of the applicable claims reconciliation process, but in any event no later than ten (10) Business Days after the making of such distributions, the Creditor Trustee shall File with the Bankruptcy Court and serve on the U.S. Trustee a separate report for each Debtor setting forth the amounts and timing of all such distributions and the recipients thereof. Thereafter, the Creditor Trustee shall File with the Bankruptcy Court and serve on the U.S. Trustee quarterly reports summarizing the disbursements of the Debtors for the immediately preceding three-month period. Quarterly reports shall be provided no later than the twentieth (20th) day of each January, April, July and October until all Distributions under this Plan have been made.

ARTICLE 6

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES; BENEFIT PROGRAMS

6.1           Treatment of Executory Contracts and Unexpired Leases. On the Effective Date, all executory contracts and unexpired leases that exist between the Debtors and any Entity which (i) have not previously been assumed and assigned to Fronton pursuant to the terms of the Sale Order and Asset Purchase Agreement or (ii) are not the subject of pending motions to assume, assume and assign or reject as of the Confirmation Date, will be deemed rejected in accordance with the provisions and requirements of section 365 of the Bankruptcy Code. The Confirmation Order (except as otherwise provided therein) shall constitute an order of the Bankruptcy Court pursuant to section 365 of the Bankruptcy Code, effective as of the Effective Date, approving such rejections. The inclusion of a contract or lease to be rejected pursuant to this Section 6.1 shall not constitute an admission by the Debtors that such contract or lease is an executory contract or unexpired lease or that the Debtors have any liability thereunder.

To the extent that any and all D&O Policies are considered Executory Contracts, then notwithstanding anything herein to the contrary, such D&O Policies shall be deemed assumed and assigned to the Creditor Trust. Unless otherwise determined by the Bankruptcy Court, pursuant to a Final Order, no payments are required to cure any defaults of the Debtors existing as of the Confirmation Date with respect to the D&O Policies. For the avoidance of any doubt, all rights under the D&O Policies shall be preserved and shall vest with the Creditor Trust and shall remain in full force and effect after the Effective Date for the term thereof; and nothing herein shall alter or adversely affect the rights of any non-Debtor beneficiaries of or covered Persons or Entities under such insurance policies, including the D&O Policies.

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6.2           Claims for Rejection Damages. Proofs of Claim for alleged damages arising from the rejection pursuant to the Plan, the Confirmation Order or any subsequent Order of the Bankruptcy Court, of any executory contract or any unexpired lease shall be Filed with the Bankruptcy Court and served on counsel for the Debtor not later than thirty (30) days after the service of the earlier of: (i) notice of entry of the Confirmation Order or (ii) other notice that the executory contract or unexpired lease has been rejected (including service of an Order of the Bankruptcy Court providing for such rejection). Any Holder of a Claim arising from the rejection of any executory contract or any unexpired lease that fails to File a Proof of Claim on or before the date specified in this paragraph shall be forever barred, estopped and enjoined from asserting such Claims in any manner against the Debtors (or Filing Proofs of Claim with respect thereof) or their Property and the Debtors shall be forever discharged from all indebtedness or liability with respect to such Claims, and, if applicable, such Holders shall not be permitted to vote on the Plan or to participate in any distribution in these Chapter 11 Cases on account of such Claims or to receive further notices regarding such Claims and shall be bound by the terms of the Plan.

6.3           Objections to and Treatment of Rejection Claims. The Bankruptcy Court shall determine any Objections to any Proofs of Claim Filed in accordance with Section 6.3 hereof at a hearing to be held at a date to be determined by the Bankruptcy Court. Allowed Claims arising out of the rejection of executory contracts and unexpired leases shall, pursuant to section 502(g) of the Bankruptcy Code, be either Class 1 Centers Claims or Class 3 Non-Subordinated Holdings Claims, as applicable, and treated in accordance therewith.

6.4           Employment Agreements. Notwithstanding anything in this Article 6 to the contrary, unless assumed by the Purchaser pursuant to the Asset Purchase Agreement, all employment and/or compensation agreements between the Debtors and any employees of the Debtors shall be deemed rejected in accordance with the provisions and requirements of section 365 of the Bankruptcy Code.

ARTICLE 7

POSTCONFiRMATION LITIGATION

7.1           Transfer and Enforcement of Causes in Action. Pursuant to section 1123(b)(3) of the Bankruptcy Code, except as otherwise provided in this Plan or the Confirmation Order, the Creditor Trustee will have the exclusive right to investigate, pursue, enforce, litigate and settle any and all Causes of Action against any Person or Entity and rights of the Debtors that arose before or after the Petition Date, including but not limited to the rights and powers of a trustee and debtor-in-possession, against any Person or Entity whatsoever, including but not limited to all avoidance powers granted to the Debtors under the Bankruptcy Code and all Causes of Action and remedies granted pursuant to Chapter 5 of the Bankruptcy Code, and in the sole and absolute discretion of the Creditor Trustee to prosecute such Causes of Action in any and all jurisdictions as permitted by law.

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ARTICLE 8

provisions for treatment of disputed claims
governing distributions

8.1           Objections to Claims and Interests. Subject to applicable law, from and after the Effective Date, the Creditor Trustee shall have the authority to file, settle, compromise, withdraw, arbitrate or litigate to judgment Objections to Claims and Interests pursuant to applicable procedures established by the Bankruptcy Code, the Bankruptcy Rules, and this Plan. Objections to any Claim other than an Administrative Claim must be Filed and served on the claimant no later than the later of (i) the date established by order of the Bankruptcy Court for such objections, or (ii) thirty (30) days after the date the Claim is Filed (the “Claim Objection Deadline”). The Creditor Trustee shall use reasonable efforts to promptly and diligently pursue resolution of any and all Disputed Claims. The Creditor Trustee shall be substituted for the Debtors or the Creditors’ Committee, as the case may be, with respect to any Objections to Claims or Interests brought by such party which remain pending as of the Effective Date.

8.2           Amendments to Claims and Requests for Payment of Administrative Expense Claims; Claims Filed After the Bar Dates. Unless otherwise provided in a Final Order of the Bankruptcy Court:

(a)          after the Bar Date or the Bar Date for Governmental Unit Claims, a Claim on account of which a Proof of Claim is not timely Filed in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules or an Order of the Bankruptcy Court, may not be Filed or amended without the authorization of the Bankruptcy Court and, even with such Bankruptcy Court authorization, may be amended by the Holder of such Claim solely to decrease, but not to increase, the face amount or priority;

(b)          except as otherwise provided herein, after the Administrative Expense Claims Bar Date, a Claim on account of which a request for payment of Administrative Expense Claims is not timely Filed may not be Filed or amended without the authorization of the Bankruptcy Court and, even with such Bankruptcy Court authorization, may be amended by the Holder of such Claim solely to decrease, but not to increase, the face amount or priority; and

(c)          Except as otherwise provided in the Plan, any new or amended Claim Filed after the Bar Date, Bar Date for Governmental Units or the Administrative Claims Bar Date (as applicable) shall be deemed Disallowed in full and expunged without any action by the Creditor Trustee, unless the Holder of such Claim has obtained prior Bankruptcy Court authorization for the Filing. The Holder of a Claim which is Disallowed pursuant to this Section 8.2 shall not receive any distribution on account of such Claim. The Creditor Trustee shall File with the Bankruptcy Court and serve on the Holder of any Claim whose Claim is deemed Disallowed pursuant to this Section 8.2, but whose Proof of Claim or request for payment of an Administrative Expense Claim is subsequently deemed timely Filed or Allowed notwithstanding this Section 8.2 by a Final Order of the Bankruptcy Court, any Objection to such Claim or request for estimation thereof within thirty (30) days (or such later date as the Bankruptcy Court shall approve) after any such order becomes a Final Order.

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8.3           No Payment of Distribution Pending Allowance. All references to Claims or Interests and amounts of Claims and Interests refer to the amount of the Claim or Interest Allowed by operation of law, Final Order of the Bankruptcy Court or the Plan. Accordingly, notwithstanding any other provision in the Plan, no payment or Distribution shall be made on account of or with respect to any Claim to the extent it is a Disputed Claim unless and until the Disputed Claim becomes an Allowed Claim. Notwithstanding the foregoing, on or as soon as practicable after the Claim Objection Deadline, as applicable, the Creditor Trustee shall make distributions to Holders of Disputed Claims to the extent, and only to the extent, the portion of such Claim is not subject to a pending Objection.

ARTICLE 9

DISTRIBUTIONS

9.1           Timing of Distributions. The distribution of Property will be made to Holders of Allowed Claims and Allowed Interests in accordance with this Article 9 of the Plan. If a Claim is not an Allowed Claim or an Interest is not an Allowed Interest as of the applicable Distribution Date, distributions will be made only if and when the Claim or Interest is allowed and, with respect to the cure of defaults for assumed executory contracts and unexpired leases, pursuant to Article 6 of the Plan. The Creditor Trustee shall make distributions as follows:

9.1.1 Distributions to Holders of Allowed Other Administrative Claims. Distributions to Holders of Allowed Other Administrative Claims will be made on the Effective Date or ten (10) Business Days after the entry of a Final Order allowing such Other Administrative Claim.

9.1.2 Distributions to Holders of Allowed Professional Fee Claims. Distributions to Holders of Allowed Professional Fee Claims will be made within ten (10) days after entry of an order of the Bankruptcy Court with respect to such Holder’s final fee application.

9.1.3 Distributions to Holders of Allowed Priority Tax Claims. Distributions to Holders of Allowed Priority Tax Claims will be made on the Effective Date or as soon thereafter as is practicable.

9.1.4 Distributions to Holders of Allowed Centers Claims. Distributions to Holders of Allowed Centers Claims will be made in full within ten (10) Business Days after the Effective Date, or within five (5) Business Days after the date upon which such Centers Claims becomes an Allowed Centers Claim if such Centers Claim is not allowed as of the Effective Date.

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9.1.5 Distributions to Holders of Lenders Holdings Claims, If Any. Distributions to Holders of Lenders Holdings Claims shall be made pursuant to the terms of the Settlement Agreement and this Plan at such time as the Creditor Trustee determines that such amounts are required to be paid pursuant to the terms of the Settlement Agreement.

9.1.6 Distributions to Holders of Allowed Non-Subordinated Holdings Claims. An Initial Distribution to Holders of Allowed Non-Subordinated Holdings Claims that are allowed as of the Effective Date will be made in the maximum amount possible within ten (10) Business Days after the Effective Date or five (5) Business Days after the entry of a Final Order allowing such Non-Subordinated Holdings Claim. Subsequent Distributions to Holders of Allowed Non-Subordinated Holdings Claims shall be made pursuant to the terms of this Plan at such time as the Creditor Trustee determines that an applicable remainder exists to fund such Distributions.

9.1.7 Distributions to Holders of Allowed Subordinated Holdings Claims, Allowed Holdings Preferred Equity Interests and Holdings Equity Interests, If Any. Distributions to Holders of Allowed Subordinated Holdings Claims, and to Holders of Allowed Holdings Preferred Equity Interests and Allowed Holdings Equity Interests on the Recordholder Distribution Date shall be made pursuant to the terms of this Plan at such time as the Creditor Trustee determines that an applicable remainder exists to fund such Distributions.

9.2           No Duplicate Distributions. Unless otherwise expressly provided herein, to the extent more than one Debtor is liable for any Claim, such Claim shall be considered a single Claim and entitled only to the payment provided therefor under the applicable provisions of the Plan.

9.3           Delivery of Distributions in General. Distributions to Holders of Allowed Claims shall be made: (a) at the addresses set forth in the proofs of Claim Filed by such Holders; (b) at the addresses set forth in any written notices of address change Filed with the Bankruptcy Court or delivered to the Creditor Trustee after the date on which any related proof of Claim was Filed; or (c) at the addresses reflected in the Schedules relating to the applicable Allowed Claim if no proof of Claim has been Filed and the Creditor Trustee has not received a written notice of a change of address.

9.4           Cash Payments. Except as otherwise provided in the Confirmation Order, any Cash payment to be made pursuant to the Plan shall be made by check drawn on a U.S. bank or by wire transfer from a U.S. bank, at the option of the Creditor Trustee.

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9.5           Interest on Claims. Except as required by applicable bankruptcy law (or as otherwise provided pursuant to the Settlement Order), postpetition interest shall not accrue or be paid on Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim. Interest shall not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a Final Distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim. To the extent that any Allowed Claim entitled to a distribution, under the Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for federal income tax purposes to the principal amount of the Allowed Claim first and then, to the extent the consideration exceeds the principal amount of the Allowed Claim, to the portion of such Allowed Claim representing accrued but unpaid interest.

9.6           No De Minimis Distributions. No payment of Cash in an amount of less than $10.00 shall be required to be made on account of any Allowed Claim.

9.7           Face Amount. Unless otherwise expressly set forth herein with respect to a specific Claim or Class of Claims, for the purpose of the provisions of this Article, the “Face Amount” of a Disputed Claim means the amount set forth on the Proof of Claim corresponding to such Claim unless the Disputed Claim has been estimated for distribution purposes or, in the alternative, if no Proof of Claim has been timely Filed or deemed Filed, zero.

9.8           Unclaimed Property. Checks issued in respect of Distributions under the Plan shall be null and void if not negotiated within ninety (90) days after the date of issuance. If any Distribution remains unclaimed for a period of 90 days after it has been delivered (or attempted to be delivered) in accordance with the Plan to the Holder entitled thereto, such unclaimed property shall be forfeited by such Holder. Pursuant to Local Rule 3011-1(B)(2), unclaimed property shall be redistributed to the Holders of Allowed Claims in accordance herewith.         `

9.9           Compliance with Tax Requirements. In connection with the Plan and the distributions made in accordance therewith, to the extent applicable, the Creditor Trustee shall comply with all tax withholding and reporting requirements imposed by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. The Creditor Trustee shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

ARTICLE 10

CONDITIONS PRECEDENT TO EFFECTIVENESS OF PLAN

10.1         Conditions to the Effective Date. The Plan shall not become effective and the Effective Date shall not occur unless and until:

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10.1.1 The Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably satisfactory to the Debtors and the Creditors’ Committee;

10.1.2 The Bankruptcy Court shall have approved the information contained in the Disclosure Statement as adequate pursuant to section 1125 of the Bankruptcy Code;

10.1.3 All documents, instruments and agreements, in form and substance, provided for under this Plan or necessary to implement this Plan, shall have been executed and delivered by the parties thereto, unless such execution or delivery has been waived by the parties benefited thereby; and

10.1.4 The Confirmation Order shall have become a Final Order; provided, however, that the Debtor can waive this condition, after consultation with the Committee and ABC.

ARTICLE 11

EFFECT OF CONFIRMATION

11.1         Binding Effect. Except as otherwise provided in section 1141(d) of the Bankruptcy Code, on and after the Confirmation Date, the provisions of this Plan shall bind any Holder of a Claim against or Interest in the Debtors and its respective successors and assigns, whether or not the Claim or Interest of such Holder is Impaired under this Plan and whether or not such Holder has accepted the Plan.

ARTICLE 12

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order, the occurrence of the Effective Date and the transfer of the Assets to the Creditor Trustee, the Bankruptcy Court shall retain jurisdiction over the Chapter 11 Cases after the Effective Date to the fullest extent legally permissible, including jurisdiction to, among other things:

(a)          Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of all Claims;

(b)          Hear and determine any and all Causes of Action against any Person and rights of the Debtors that arose before or after the Petition Date, including, but not limited to, the rights and powers of a trustee and debtor-in-possession, against any Person whatsoever, including, but not limited to, all avoidance powers granted to the Debtors under the Bankruptcy Code and all causes of action and remedies granted pursuant to Chapter 5 of the Bankruptcy Code;

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(c)          Grant or deny any applications for allowance of compensation for professionals authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

(d)          Resolve any matters relating to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any of the Debtors may be liable, including, without limitation, the determination of whether such contract is executory for the purposes of section 365 of the Bankruptcy Code, and hear, determine and, if necessary, liquidate any Claims arising therefrom;

(e)          Ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

(f)          Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving any Debtor that may be pending in the Chapter 11 Cases on the Effective Date;

(g)          Hear and determine matters concerning state, local or federal taxes in accordance with sections 346, 505 or 1146 of the Bankruptcy Code;

(h)          Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and the Confirmation Order;

(i)          Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or the Confirmation Order;

(j)          Permit the Debtors, to the extent authorized pursuant to section 1127 of the Bankruptcy Code, to modify the Plan or any agreement or document created in connection with the Plan, or remedy any defect or omission or reconcile any inconsistency in the Plan or any agreement or document created in connection with the Plan;

(k)          Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

(l)          Enter and enforce such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated, or distributions pursuant to the Plan are enjoined or stayed;

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(m)          Determine any other matters that may arise in connection with or relating to the Plan or any agreement or the Confirmation Order or any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(n)          Enter any orders in aid of prior orders of the Bankruptcy Court; and

(o)          Enter a final decree closing the Chapter 11 Cases.

ARTICLE 13

ACCEPTANCE OR REJECTION OF THE PLAN

13.1         Persons Entitled to Vote. Classes 6 and 7 are Impaired and are deemed to have rejected the Plan, and are not entitled to vote. Classes 1, 2, 3, 4 and 5 are Impaired. Votes from Holders of Claims in Classes 1, 2, 3, 4 and 5 will be solicited.

13.2         Acceptance by Impaired Classes. An Impaired Class of Claims shall have accepted the Plan if (i) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.

ARTICLE 14

EXCULPATION AND INJUNCTION

14.1         Term of Injunctions or Stays. Unless otherwise provided in the Plan, all injunctions or stays in the Chapter 11 Cases pursuant Bankruptcy Code §§ 105 or 362, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the closing of the Cases.

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14.2         Exculpation. Neither the Debtors, Creditors’ Committee, ABC, Fronton, the Lenders, nor any of their respective employees, attorneys, representatives, financial advisors, investment bankers, advisors or agents, in their capacities as such (collectively, the “Exculpated Parties”), shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, or arising out of, the Case, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, provided, however, that this exculpation from liability provision shall not be applicable to any liability found by a court of competent jurisdiction to have resulted from fraud or the willful misconduct or gross negligence of any such party. With respect to Professionals, the foregoing provision shall also exclude claims of professional negligence arising from the services provided by such Professionals during the Chapter 11 Cases. Any such claims shall be governed by the standard of care otherwise applicable to the standard of negligence claims outside of bankruptcy. The Confirmation Order shall enjoin the prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any such claim, obligation, suit, judgment, damage, loss, right, remedy, cause of action, charge, cost, debt, indebtedness, or liability which arose or accrued during such period or was or could have been asserted against any of the Exculpated Parties, except as otherwise provided in the Plan or in the Confirmation Order. Each of the Exculpated Parties shall have the right to independently seek enforcement of this release provision. All such Exculpated Parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities hereunder and under the Bankruptcy Code. Notwithstanding anything herein to the contrary, the exculpation and limitation of liability provided for herein shall not apply to any acts of omissions that occurred prior to the Petition Date. The rights granted hereunder are cumulative with (and not restrictive of) any and all rights, remedies, and benefits that the Exculpated Parties have or obtain pursuant to any provision of the Bankruptcy Code or other applicable law. This exculpation from liability provision is an integral part of the Plan and is essential to its implementation. Notwithstanding anything to the contrary contained herein, the provisions of this Article 14 shall not release any of the Causes of Action.

14.3         Injunction. On and after the Confirmation Date, except as provided in the Plan or the Confirmation Order, all Persons that have held, currently hold or may hold a Claim, Equity Interest, or other debt or liability that is addressed in the Plan, are permanently enjoined from taking any of the following actions on account of any such Claims, Equity Interests, or other debts or liabilities, other than actions brought to enforce any rights or obligations under the Plan: (i) commencing or continuing in any manner any action or other proceedings against the Debtors, the Creditor Trust or their respective assets; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, the Creditor Trust or their respective assets; (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors, the Creditors Trust or their respective assets; (iv) asserting a setoff of any kind against any debt, liability or obligation due to the Debtors, the Creditor Trust or their respective assets; and (v) commencing or continuing, in any manner or any place, any action that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order.

ARTICLE 15

MISCELLANEOUS PROVISIONS

15.1         Modification of the Plan. Subject to the restrictions on Plan modifications set forth in section 1127 of the Bankruptcy Code, the Debtors reserve the right to alter, amend or modify the Plan before its substantial consummation.

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15.2         Revocation of the Plan. The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date after consultation with the Creditors’ Committee and ABC. If the Debtors revoke or withdraw the Plan, or if Confirmation does not occur or if the Plan does not become effective, then the Plan shall be null and void, and nothing contained in the Plan or Disclosure Statement shall: (a) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors; (b) constitute an admission of any fact or legal conclusion by the Debtors or any other Entity; (c) prejudice in any manner the rights of the Debtors in any further proceedings involving the Debtors; or (d) affect the rights of the Debtors, the Creditors’ Committee or ABC under the Settlement Agreement, the Settlement Order, the Asset Purchase Agreement and the Sale Order.

15.3         Governing Law. Unless a rule of law or procedure is supplied by (i) federal law (including the Bankruptcy Code and Bankruptcy Rules), or (ii) an express choice of law provision in any agreement, contract, instrument or document provided for, or executed in connection with the Plan, the rights and obligations arising under the Plan and any agreements, contracts, documents and instruments executed in connection with the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida without giving effect to the principles of conflict of laws thereof.

15.4         No Admissions. If Confirmation or the Effective Date does not occur, nothing contained in the Plan or Disclosure Statement shall be deemed as an admission by the Debtors with respect to any matter set forth herein or therein including, without limitation, liability on any Claim or the propriety of any Claims classification.

15.5         Severability of Plan Provisions. If prior to Confirmation any term or provision of the Plan that does not govern the treatment of Claims or Interests is held by the Bankruptcy Court to be invalid, void or unenforceable, at the request of the Debtors the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, Impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

15.6         Successors and Assigns. The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Entity.

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15.7         Exemption from Certain Transfer Taxes. Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer or exchange of any security or the making or delivery of any instrument of transfer under this Plan may not be taxed under any law imposing a stamp tax, use tax, sales tax or similar tax. Any sale of any Asset occurring after or upon the Effective Date shall be deemed to be in furtherance of this Plan.

15.8         Preservation of Rights of Setoffs. The Debtors, through the Creditor Trustee, may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against the Holder of such Claims; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such claim that the Debtors may have against such Holder.

15.9         Defenses with Respect to Unimpaired Claims. Except as otherwise provided in this Plan, nothing shall affect the rights and legal and equitable defenses of the Debtors with respect to any Unimpaired Claim, including all rights in respect of legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.

15.10       No Injunctive Relief. Except as otherwise provided in the Plan or Confirmation Order, no Claim or Interest shall under any circumstances be entitled to specific performance or other injunctive, equitable, or other prospective relief.

15.11       Saturday, Sunday or Legal Holiday. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

15.12       Entire Agreement. This Plan and the Settlement Agreement sets forth the entire agreement and undertaking relating to the subject matter hereof and supersedes all prior discussions and documents. The Debtors’ Estates shall not be bound by any terms, conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof, other than as expressly provided for herein, provided, however, that nothing herein shall abrogate or derogate any right of any party in interest in these Chapter 11 Cases provided for in any order of the Bankruptcy Court entered in connection with these Chapter 11 Cases.

15.13       Notices. Any notice required or permitted to be provided under this Plan shall be in writing and served by either (a) certified mail, return receipt requested, postage prepaid, (b) hand delivery, or (c) reputable overnight delivery service, freight prepaid, to be addressed as follows:

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Counsel for the Debtors

SALAZAR JACKSON, LLP

Two South Biscayne Blvd.

Suite 3760

Miami, FL 33131

Tel: (305) 374-4848

Fax: (305) 397-1021

Attn: Luis Salazar, Esq.

Counsel for the Creditors’ Committee

GENOVESE JOBLOVE & BATTISTA, P.A.

100 S.E. Second Street, 44th Floor

Miami, FL 33131

Tel: (305) 349-2300

Fax: (305) 349-2310

Attn: Paul J. Battista, Esq. and Glenn D. Moses, Esq.

Dated: June 16, 2014

Salazar Jackson, LLP

Attorneys for Florida Gaming Centers, Inc. and Florida Gaming Corporation

Two South Biscayne Blvd., Suite 3760

Miami, Florida 33131

Telephone: (305) 374-4848

Facsimile:  (305) 397-1021

Email:          Salazar@SalazarJackson.com (primary)

By:	/s/ Luis Salazar
Luis Salazar
Florida Bar No. 147788
Jesse Cloyd
Florida Bar No. 58388

EXHIBIT “A”

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